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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RightNow Technologies, Inc.:

        We consent to the use of our report dated March 21, 2005, with respect to the consolidated balance sheets of RightNow Technologies, Inc. as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report incorporated by reference in the registration statement.

/s/ KPMG LLP

Billings, Montana
April 26, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM